Confidential Agreement

Agreement number; (2015) -HD-0312

The parties to the Agreement are:

Benefactum Alliance Business Consultant (Beijing) Co., Ltd., a company incorporated under the laws of People's Republic of China, with a registered office: Room 1105 and 1106, F10, Building 1, No. 6, Danleng Street, Haidian District, Beijing , Post Code: 100000 (referred to as “Party A”) and Haodai Tianxia Information Technology (Beijing) Co., Ltd., a company incorporated under the laws of People's Republic of China, with a registered office: 48#, F4, Building 17, Yard 30, Shixing Street, Shijingshan District, Beijing, 100041, China, with a contact address: F3, Tower A, Kelin Building, Sibei Avenue 107, Dongcheng District, Beijing, 100007, China (referred to as “Party B.”)

Whereas the parties have established or are establishing a partnership hereto, and one party may disclose confidential information to the other party, the parties have reached the following agreement:

1. This “Confidential Information” hereunder means:

Any information or data that the “Disclosing Party” provides to the “Receiving Party” in physical or electronic form, including but not limited to, trade secrets, technology skills, research achievements, business plans, customer information, financial data, document templates, programming specifications, development processes, quality standards, contractual terms between the parties as well as any other technical and commercial information, in the disclosing forms, including, but not limited to letters, faxes, memos, minutes, agreements, contracts, reports, manuals software codes, drawings, e-mails, etc., or those disclosed in oral form and then confirmed as confidential information in writing.

2. The “confidential information” hereunder does not include:

(1) any information that has been published or known in the public domain in other form, as well as that that has been lawfully acquired by the Receiving Party through other legal channels at the time of disclosure.

(2) any information that the Receiving Party has received before such disclosure, without obligation in non-use or non-disclosure.

(3) any information provided by a third party to the Receiving Party without infringing the rights or confidentiality obligations of other parties , without obligation in non-use or non-disclosure by such Receiving Party.

(4) Any information that can be proved as independently developed by the Receiving Party.

(5) Any information disclosed with prior written permission by the Disclosing Party.

3. The Receiving Party agrees to only use such confidential information within the scope of the purpose of the cooperation hereunder. The Receiving Party:

(1) shall take adequate actions to protect confidential information of the Disclosing Party, not to disclose, transfer, or license such confidential information to any third party, or not to make such this information accessible to any entities or individuals not entitled to access the information.

(2) if it is needed to disclose confidential information to any third parties for the purpose of cooperation hereunder, such the disclosure shall be subject to prior written permission of the other party, and the Disclosing Party shall sign a confidentiality agreement with the third party.

(3) the Receiving Party shall only provide confidential information to reliable employees for the purpose necessary for the service hereunder, and sign a confidentiality agreement with the employees in advance, which contains sufficient conditions as similar as the agreement. The scope of information provided shall be limited by a certain commercial purposes thereto. The Receiving Party warrants these employees shall comply with the obligations stipulated in this agreement; that they will not disclose such confidential information to a third party (including consultants) without permission by the Disclosing Party; that it will make such employees to be bound by/ subject to confidentiality obligations.

(4) If the parties do not establish any partnership, the Receiving Party will not use the confidential information from the Disclosing Party.

(5) If a partnership is not established or becomes terminated, the Receiving Party shall return confidential information and the carriers to Disclosing Party as requested by the Disclosing Party.

4. If the Receiving Party is required to disclose confidential information by proceedings or administrative requirements, the Receiving Party shall notify the Disclosing Party in advance, and assist the Disclosing Party to take the necessary protective measures, thereby to prevent from or limit further disclosure of confidential information.

5. The parties acknowledge that any conditions under this Agreement do not constitute a license or transfer of confidential information, and that the Receiving Party shall not use the confidential information beyond the purpose of this Agreement.

6. The parties acknowledge that the confidential information under this Agreement shall be fully owned by the Disclosing Party.

7. The Agreement shall enter into force from the date when the parties seal on it. Upon expiration, termination or replacement of this Agreement, the Receiving Party’s confidentiality obligations under this Agreement shall remain in force until the Disclosing Party agrees to discharge this obligation, or in fact the Disclosing Party will not suffer any form of damage arising from any breach of confidentiality obligation hereto.

8. The Agreement contains all the commitments between the parties on the matter. If any previous oral or written agreement between the parties is in conflict with this Agreement, this Agreement shall prevail. Any amendment to this Agreement shall be made in writing and sealed by both parties.

9. Any failure or delay by one party in exercising any of its rights partially or wholly is not deemed as a waiver to such the right; any failure in exercising a right is not deemed as a waiver to the other rights. If any condition hereunder is determined as invalid by the court or arbitration body, the other conditions shall remain in force.

10. If a party violates the agreement, the other party will be entitled to claim for compensation on economic losses, and to take other necessary remedial measures.

11. Any dispute or controversy relating to this Agreement shall be settled through friendly negotiation. If such negotiation fails, any party may bring an action to the Court in the region where Party B is located. This Agreement shall be subject to the laws of People's Republic of China.

12. The Agreement is made in duplicate, each party holds one, and each one has the same legal effect.

Party A (Seal) Legal representative or authorized representative: Date: 23-Nov-2015	Party B (Seal) Haodai Tianxia Information Technology (Beijing) Co., Ltd. Legal representative or authorized representative: Yang Lulu Date: 18-Nov-2015